(Deloitte & Touche Letterhead)


July 24, 2000


Securities and Exchange Commission
Mail Stop 11-3
4500 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madam:

We have reviewed and agree with the comments in Item 4 of Form 8-K/A of Lahaina Acquisitions, Inc. (the "Company") dated July 24, 2000 related to the cessation of the auditor-client relationship between the Company and Deloitte & Touche LLP. We have no basis to agree or disagree with the comments made by the Company related to its engagement of nor its consultations with BDO Seidman LLP.

Yours truly,


/s/ Deloitte & Touche LLP